AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

BY AND AMONG

U.S. WIRELESS DATA, INC.,

STARVOX ACQUISITION INC.,

AND

STARVOX COMMUNICATIONS, INC.

Dated as of February 6, 2007

AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 6, 2007, by and among U.S. Wireless Data, Inc., a Delaware corporation (“Parent”), StarVox Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and StarVox Communications, Inc., a California corporation (the “Company”).

RECITALS

A. Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the California General Corporation Law (the “CGCL”), with the Company to be the surviving corporation of the Merger, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of capital stock of Parent.

B. Pursuant to the Merger, each outstanding share of Company common stock, $.001 par value per share (the “Company Common Stock”), and each outstanding share of Company Series A Preferred Stock, $.001 par value per share (“Company Preferred Stock”) shall be converted into the right to receive the Merger Consideration (as defined in Section 1.5(b)), upon the terms and subject to the conditions set forth herein.

C. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

D The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

E. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

F. Parent, Merger Sub and the Company previously entered into that certain Agreement and Plan of Merger, dated as of June 14, 2006 (the “Original Agreement”) and the parties desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Merger Sub shall be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing.  Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of California a properly executed agreement of merger (the “Agreement of Merger”) in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL (the time of such filing with the Secretary of State of the State of California, or such later time as may be agreed in writing by Company and Parent and specified in the Agreement of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), counsel to the Company, at 950 Page Mill Road, Palo Alto, California 94304, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws; Parent Certificate of Designation.

(a) At the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be amended to “StarVox Communications, Inc.”

(b) Also at the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation.

(c) Prior to the Effective Time, Parent shall designate a Series A preferred stock, $.01 par value per share (“Parent Preferred Stock”), with such rights, preferences, privileges and restrictions as are set forth in substantially the form of the Certificate of Designation attached hereto as Exhibit B (“Certificate of Designation”), and shall file the Certificate of Designation with the Secretary of State of the State of Delaware.

(d) The Company and Parent agree that the conversion rights reflected in the Certificate of Designation are based on the allocation of equity to the security holders of the Company as set forth in Schedule 1.4(d) attached hereto. In the event that it becomes necessary to update the information set forth in Schedule 1.4(d) to ensure its accuracy prior to the Effective Time, the parties agree that the conversion rights reflected in Section 1.5(a) below and in the Certificate of Designation shall be adjusted to reflect as nearly as practicable their intended allocation of equity

1.5 Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) All shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled and retired pursuant to Section 1.5(d) and any Dissenting Shares as defined in Section 1.13 below) shall be converted, on a pro rata basis, automatically into the right to receive 301,593.97 shares of fully paid and non-assessable shares of Parent Preferred Stock which, when converted, will equal 22,224,700.70 fully paid and non-assessable shares of Parent Common Stock. For purposes of this Agreement, the “Company Stock Exchange Ratio” shall initially be the per share conversion ratio of one share of either of Company Common Stock or Company Preferred Stock (together, the “Company Capital Stock”) into 0.00140303 shares of Parent Preferred Stock, subject to adjustment as set forth in Section 1.5(h).

(b) From and after the Effective Time, all shares of Company Common Stock, and Company Preferred Stock (together, “Company Capital Stock”) (other than any shares of Company Capital Stock to be canceled and retired pursuant to Section 1.5(d) and any Dissenting Shares) shall be deemed canceled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Capital Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto except as set forth herein or under applicable law. The shares of Parent Preferred Stock to be issued pursuant to Section 1.5(a) are collectively referred to herein as the “Merger Shares” or the “Merger Consideration.”

(c) Certificates for Shares. The certificates representing the shares of Parent Preferred Stock issuable with respect to certificates for shares of Company Capital Stock (“Certificates”) shall be issued to the holders of the shares of Company Capital Stock upon surrender of the Certificates representing such shares in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(d) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e) Stock Options. All options to purchase Company Common Stock then outstanding under the Company’s 2007 Stock Plan (the “Company Stock Option Plan”) shall be assumed by Parent in accordance with Section 5.11.

(f) Warrants. All warrants to purchase Company Common Stock (the “Company Warrants”) then outstanding shall be assumed by Parent in accordance with Section 5.11, provided, however, that if a Company Warrant cannot be assumed in accordance with its terms consistent with Section 5.11, or if the Company and Parent mutually agree that a modification to the Company Warrant is required in connection with its assumption prior to the Closing, then such modification shall be satisfactory to each of the Company and Parent.

(g) Capital Stock of Merger Sub. Each share of Common Stock, no par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted automatically into one validly issued, fully paid and non-assessable share of common stock, $.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(h) Adjustments to Exchange Ratios. The numbers of shares of Parent Preferred Stock that the holders of the Company Capital Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Preferred Stock or Company Capital Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Preferred Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

(i) Fractional Shares. Following the increase of the authorized Parent Common Stock as contemplated by Section 5.16 below, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.6 Surrender of Certificates.  The procedures for exchanging outstanding shares of Company Capital Stock for Merger Consideration pursuant to the Merger are set forth in Exhibit A attached hereto, which is incorporated by reference herein as if set forth in full.

1.7 No Further Ownership Rights in Company Stock.  All shares of Parent Preferred Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Preferred Stock that the shares of Company Common Stock formerly represented by such Certificates were converted into and any dividends or distributions payable pursuant to Section 1.6; provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Preferred Stock and other distributions, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9 Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations under the Code.

1.10 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.11 Rule 145.  All shares of Parent Preferred Stock issued pursuant to this Agreement to “affiliates” of the Company will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

1.12 Notice to Holders of Derivative Securities.  As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the holders of derivative securities of the Company any required notices pursuant to the terms thereof, with the expectation that each such derivative security shall be assumed by Parent in accordance with the provisions of Section 5.11, provided, however, that if a derivative security cannot be assumed in accordance with its terms consistent with Section 5.11, or if the Company and Parent mutually agree that a modification to the derivative security is required in connection with its assumption prior to the Closing, then such modification shall be satisfactory to each of the Company and Parent.

1.13 Shares Subject to Dissenters’ Rights.

(a) Notwithstanding any provisions of this Agreement to the contrary, Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Parent Preferred Stock and the holders thereof shall be entitled only to such rights as are granted by the CGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the CGCL shall receive payment therefor from the Surviving Corporation in accordance with the CGCL, provided, however, that (i) if any shareholder of the Company who asserts dissenters’ rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the CGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the CGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Preferred Stock and as provided in Section 1.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting dissenters’ rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of Company Common Stock held by shareholders of the Company who are entitled to dissenters’ rights under the CGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the CGCL.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to Parent and Merger Sub, as follows (as used in this Article II and elsewhere in this Agreement, the term “Company” includes the Subsidiaries of the Company, as hereinafter defined, unless the context clearly otherwise indicates):

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation in any material respects of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) that are true, complete and accurate in all material respects since June 28, 2004. Copies of such Corporate Records of the Company have been heretofore made available to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain records of the securities ownership that are true, complete and accurate in all material respects as of the date of such records and the transfers involving the capital stock and other securities of the Company since June 28, 2004. Copies of such records of the Company have been heretofore made available to Parent or Parent’s counsel.

2.2 Subsidiaries.

(a) The Company has no subsidiaries other than those listed on Schedule 2.2 (each, a “Subsidiary” and, collectively, the “Subsidiaries”). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed on Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation in any material respects of any of the provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

2.3 Capitalization.

(a) The authorized capital stock of Company consists of 36,000,000 shares of Common Stock, $.001 par value per share, of which there were 3,460,000 shares issued and outstanding as of the date of this Agreement; and 25,900,000 shares of Preferred Stock, $.001 par value per share. Of the authorized Preferred Stock, 24,000,000 shares have been designated Series A Preferred Stock, of which a total of 18,835,688 shares were issued and outstanding as of the date of this Agreement; and 1,900,000 shares have been designated Series A-1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement. No other shares of Preferred Stock are issued or outstanding. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of Company or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance in all material respects with all applicable federal and state securities laws. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Schedule 2.3(a) hereto lists each holder of Company Common Stock and Company Preferred Stock, each outstanding option (the “Company Stock Option”) and warrant (the “Company Warrant”) and each outstanding convertible debenture, promissory note or other indebtedness (the “Company Convertible Security”) to acquire shares of Company Common Stock or Company Preferred Stock, as applicable, the number of shares subject to such Company Option, Company Warrant or Company Convertible Security, and the exercise price of such Company Option or Company Warrant or conversion price of such Company Convertible Security. The Company has delivered to Parent or Parent’s Counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options, Company Warrants and Company Convertible Securities.

(b) Except as contemplated by this Agreement and except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth on Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(d) hereto. Except as set forth in Schedule 2.3(d), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4 Authority Relative to this Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and its shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the CGCL and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the shareholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 8.2(b)), (iii) except as set forth in Schedule 2.5, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) except as set forth in Schedule 2.5, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, the term “Contract” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, commitments and obligations of any kind, whether written or oral, to which the Company (or Parent, as applicable) is a party or by or to which any of the properties or assets of Company (or Parent, as applicable) may be bound.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration of the required waiting period thereunder, (iii) any necessary filings and approvals relating to the Federal Communications Commission (“FCC”), and (iv) consents, approvals, authorizations or permits the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, the term “Governmental Entity” shall mean any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign.

2.6 Compliance.  The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Brokers; Third Party Expenses.  Except as set forth in Schedule 2.7 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.8 Corporate Approvals.  The Board of Directors of the Company has, as of the date of this Agreement, (i) approved the Merger and the transactions contemplated by this Agreement, and (ii) approved an amendment to the Company’s Articles of Incorporation to enable the exchange of Company Preferred Stock for Parent Preferred Stock based on the Company Stock Exchange Ratio.

2.9 Company Information; Financial Statements.

(a) The Company has furnished or will furnish to Parent all information concerning itself, its Subsidiaries, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Merger Form 8-K (as hereafter defined), or any other statement, filing, notice or application made by or on behalf of the Company to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby (collectively, the “Company Information”). The Company warrants and represents that all Company Information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Merger Form 8-K, to the extent of information relating to or provided by the Company: (i) was prepared in accordance and complies in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and (ii) did not at the time it will be filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) provided in the Company Information supplied to Parent on or after October 1, 2006 complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents or will fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Company taken as a whole.

2.10 Survival of Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall not survive the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to the Company, as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation in any material respects of any of the provisions of the Merger Sub’s Charter Documents.

3.2 Subsidiaries.  Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 19,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share, 600,000 of which prior to the Effective Time will be designated as Parent Preferred Stock. A total of 9,499,730 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable; and no shares of Parent Preferred Stock have been issued or are outstanding. The outstanding shares of Parent Common Stock are not subject to preemptive rights created by statute, the Charter Documents of Parent or any agreement or document to which Parent is a party or by which it is bound, and were issued in compliance in all material respects with all applicable federal and state securities laws. On or prior to the Closing, the Certificate of Designation shall be filed by Parent with the Delaware Secretary of State. Parent has reserved a total of 600,000 shares of Parent Preferred Stock for issuance upon the Closing, and the rights, preferences, privileges and restrictions of the Parent Preferred Stock are stated in their entirety in the Certificate of Designation. Except as contemplated in this Section 3.3(a) or as set forth in Schedule 3.3(a), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in this Agreement and the Certificate of Designation, will be duly authorized, validly issued, fully paid and non-assessable; and all shares of Parent Common Stock, upon receipt of approval of the stockholders of Parent as required under Section 5.16 below and upon conversion of the Parent Preferred Stock into Parent Common Stock, will, without further action on the part of Parent or any stockholder of Parent, be duly authorized, validly issued, fully paid and non-assessable.

(b) Except as contemplated by this Agreement and except as set forth in Section 3.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as set forth in Schedule 3.3(b) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to (i) execute, deliver and perform this Agreement and each ancillary document which Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, (ii) file immediately the Certificate of Designation with the Delaware Secretary of State, and (iii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement, the filing of the Certificate of Designation, and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors and Parent as the sole stockholder of Merger Sub, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to file the Certificate of Designation, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which Parent is a party or by which it may be bound, or to which any of the property or assets of Parent is subject, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) any necessary filings or approvals with the FCC, (iv) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance.  Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation in any material respects of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 Brokers; Third Party Expenses.  Except as set forth in Schedule 3.7 hereto, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

3.8 Corporate Approvals.  The Board of Directors of Parent has, as of the date of this Agreement, (i) approved the Merger and the transactions contemplated by this Agreement, (ii) authorized the filing of the Certificate of Designation with the Delaware Secretary of State, and (iii) approved the issuance of stock contemplated by this Agreement.

3.9 SEC Filings; Financial Statements.

(a) Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.10 Business of Parent; Contracts; Undisclosed Liabilities.

(a) Parent is currently not engaged in any operating business.

(b) There are no oral or written Contracts to which Parent is a party or by which it may be bound, except as set forth in Schedule 3.10(b).

(c) Parent does not have any liabilities, either accrued or contingent (whether or not required by GAAP to be reflected in financial statements), other than (i) provided for on the balance sheet of the Parent as of September 30, 2006, or (ii) incurred in connection with the transactions contemplated by this Agreement.

3.11 Survival of Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall not survive the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company and Parent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Interim Period”), each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing (which consents shall not be unreasonably withheld or delayed), carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or as set forth in Schedule 4.1 hereto without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a) Transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any intellectual property of the Company, or Parent as applicable;

(b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than the grant of options to purchase Company Common Stock in the ordinary course of business consistent with past practices, and other than the issuance of Company Common Stock prior to the Closing in connection with the exercise of any Company Options or Company Warrants or the conversion of the Company Convertible Securities;

(d) Amend its Charter Documents unless required to do so hereunder;

(e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(f) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, (C) and the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party in the ordinary course of business consistent with past practices;

(g) (i) In the case of the Company, incur any indebtedness for borrowed money in excess of $50,000 in the aggregate (other than purchase money debt in connection with the acquisition by the Company of vehicles, office equipment, new locations and operating equipment not exceeding $500,000 in the aggregate) or (ii) with case of Parent, incur any indebtedness for borrowed money; or in either case, guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices, and except in connection with the implementation of employment or equity incentive agreements or arrangements, as may be considered appropriate by the Company, resulting from the Company’s acquisition of Capital Telecommunications, Inc. (“CTI”, and, with reference to such acquisition, the “CTI Acquisition”);

(i) Except in the ordinary course of business consistent with past practices, in the case of the Company, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12-month period;

(j) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(k) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(l) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice); or

(m) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (l) above.

4.2 No Solicitation of Other Proposals.

(a) During the Interim Period, neither the Company nor Parent shall, and each shall cause their respective directors, officers, employees, representatives, advisors or agents not to: (i) solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an offer for a merger, consolidation, business combination, purchase or sale of substantial assets, purchase or sale of shares of capital stock or similar transaction or series of transactions involving the Company, Parent, or their respective Subsidiaries, other than the transactions contemplated by this Agreement and other than the acquisition activity contemplated by the Company as set forth in Schedule 4.2 (any of the foregoing, an “Acquisition Proposal”); or (ii) engage in discussions concerning, or agree to any Acquisition Proposal.

(b) Each party shall notify the other as soon as practicable (and in any event within 24 hours) after receipt by such party (or its advisors) of any Acquisition Proposal or any request for access to the properties, books, records or other information of such party by any Person that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made both orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal or inquiry. Each party shall notify the other of any discussions with any such offeror and disclose the substance of such discussions to Parent in reasonable detail within 24 hours of such discussions.

(c) Each party shall be entitled to provide copies of this Section 4.2 to third parties who, on an unsolicited basis after the date of this Agreement, contact such party regarding an Acquisition Proposal, provided that the other party shall concurrently be notified of such contact and delivery of such copy.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Merger Form 8-K; Other Filings.

(a) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file any other filings, including a Form 8-K announcing the execution of this Agreement and any other transactions entered into between Parent and Company, required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Merger or any Other Filing. The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, such amendment or supplement. Prior to the Closing Date, Parent shall use its commercially reasonable best efforts to cause the shares of Parent Preferred Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock reside and to take any other such actions that may be necessary to enable the Parent Preferred Stock to be issued pursuant to the Merger in each such jurisdiction.

5.2 Directors and Officers of Parent and the Company and the Subsidiaries After Merger.  Parent and the Company shall take all necessary action so that the persons listed on Schedule 5.2 are elected to the positions of officers and directors of Parent and the Company, as set forth therein, to serve in such positions effective immediately after the Closing.

5.3 HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Parent and the Company.

5.4 Other Actions.  The Company and Parent shall further cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby.

5.5 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not known to be bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its commercially reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the Interim Period to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the Interim Period to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(iii) Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

5.6 Public Disclosure.  From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the filing of the Certificate of Designation, the form and substance of which shall be subject to the Company’s prior consent (which shall not be unreasonably withheld).

5.7 Commercially Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8 Treatment as a Reorganization.  None of Parent, Merger Sub or the Company shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and none of the parties shall take any position on any tax return, or take any other reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code

5.9 No Securities Transactions.  Except as contemplated by this Agreement, neither the Company nor Parent nor any of their respective affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of public disclosure of all material terms of the transactions contemplated by this Agreement. The Company and Parent shall use their commercially reasonable best efforts to require each of its respective officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.10 Disclosure of Certain Matters.  Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading to the extent the conditions set forth in Section 6.2(a) or 6.3(a) will not be satisfied, or (b) is of a nature that would reasonably be expected to result in a Material Adverse Effect on such party.

5.11 Stock Options and Warrants.

(a) At the Effective Time, each Company Stock Option, whether vested or unvested, shall be assumed by Parent. Accordingly, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Preferred Stock, such that upon conversion of such Parent Preferred Stock, the holder of the option would receive the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full including as to unvested shares, immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (ii) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Parent stock option in accordance with the foregoing. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notice evidencing the foregoing assumption and setting forth such participants’ rights pursuant thereto, and the grants shall continue in effect on the same terms and conditions as existed on the date of this Agreement (subject to the adjustments required by this Section 5.11 after giving effect to the Merger). In the case of any Company Stock Option to which Section 422 of the Code applies (“Incentive Stock Options”), Parent shall comply with the terms of the Company Option Plan to ensure, to the extent required by, and subject to the provisions of, such plan, that Company Stock Options which qualified as Incentive Stock Options prior the Effective Time continue to qualify as Incentive Stock Options after the Effective Time.

(b) Within 30 days after the Closing, Parent will issue warrants to acquire shares of Parent Preferred Stock, with such number of shares of Parent Preferred Stock to be based on the Company Stock Exchange Ratio, as applicable, to existing warrant holders of the Company (such issuance to be conditioned upon delivery to Parent and cancellation of existing Company warrants) such that the holder of such warrants upon exercise will receive that number of shares of Parent Common Stock as such holder would have been entitled to receive pursuant to the Merger had such holder exercised such warrants immediately prior to the Effective Time (rounded down to the nearest whole number), with the same expiration date as currently exists and at a per share exercise price proportionately adjusted for the Company Stock Exchange Ratio, as applicable.

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Preferred Stock for delivery under Company Stock Options and Company Warrants assumed in accordance with this Section 5.11.

5.12 Employment Agreements. On or before the Closing, each of Thomas Rowley, and Douglas Zorn shall have entered into employment agreements with Parent on such terms as are mutually agreeable to the Company and Parent.

5.13 Company Consents. On or before the Closing, the Company shall use its commercially reasonable best efforts to obtain such terminations, consents, waivers or amendments from those parties in respect of such agreements as are set forth in Schedule 5.13, subject to the approval of Parent, which approval shall not be unreasonably withheld.

5.14  Parent Consents. On or before the Closing, Parent shall use its commercially reasonable best efforts to obtain such terminations, consents, waivers or amendments from those parties in respect of such agreements as are set forth in Schedule 5.14, subject to the approval of the Company, which approval shall not be unreasonably withheld.

5.15 Conversion of Company Convertible Securities. On or before the Closing, the Company and Parent shall ensure that the Company Convertible Securities issued to David Smith, Novus Ventures II, L.P., Trinad Capital Master Fund, Ltd., and their respective affiliates, in the total aggregate principal amount of $4,320,000 plus any accrued interest thereon, as set forth in Schedule 2.3(a), shall have converted on or before the Effective Time to Company Preferred Stock, and that upon such conversion, the Company Convertible Securities shall be surrendered for cancellation.

5.16. Parent Stockholder Approval. Promptly following the Closing, Parent shall take all necessary steps to secure approval of the stockholders of Parent of the filing of an amendment to Parent’s certificate of incorporation to increase the authorized Parent Common Stock to 100,000,000 shares.

5.17 Cancellation of Parent Company Loans. At the Effective Time, (a) loans from Parent to the Company in the principal aggregate amount of $3,000,000 out of the $3,500,000 set forth in Schedule 2.3(a), plus all accrued interest on all such $3,500,000 of loans, shall be cancelled and contributed to the equity of Parent and (b) loans from Parent to the Company in the principal aggregate amount of $500,000 out of the $3,500,000 set forth in Schedule 2.3(a), shall be repaid by the Company to Parent at least 5 days prior to Closing.

5.18 Assumption of Other Convertible Loans. At the Closing, Parent shall assume outstanding promissory notes in the aggregate principal amount of $14,000,000, as set forth in Schedule 2.3(a).

5.19. Exercise of Bridge Warrants and Cancellation of Bridge Notes. On or before the Closing, the Company shall ensure that each of the warrants (the “Bridge Warrants”) to purchase in the aggregate 181,387,689 shares of Company Common Stock of the Company issued pursuant to the October 19, 2006 Bridge Financing shall be exercised in full, and that each Bridge Warrant be exercised pursuant to the terms thereof by surrender and cancellation of the corresponding demand promissory note (the “Bridge Notes”) issued with such Bridge Warrant.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Readiness of the Form 8-K. The Merger Form 8-K shall be in a form reasonably acceptable to each party and in a format acceptable for EDGAR filing.

(b) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(c)  No Order. No order shall have been entered to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Preferred Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

6.2 Additional Conditions to Obligations of Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date, in each case, other than such failures to be true and correct that would not reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c)  Opinion of Counsel. The Company shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Parent, an opinion of counsel in substantially the form of Exhibit C annexed hereto.

6.3 Additional Conditions to the Obligations of Parent.  The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date, in each case, other than such failures to be true and correct that would not reasonably be expected to have a Material Adverse Effect on the Company. The Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Parent (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) Opinion of Counsel. Parent shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, an opinion of counsel in substantially the form of Exhibit D annexed hereto.

ARTICLE VII

TERMINATION

7.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either of the Company or Parent if the Merger shall not have been consummated by February 28, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in 6.2(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 7.1(c) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in 6.3(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

7.2 Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(c) or Section 7.1(d) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of any representation, warranty, covenant or agreement contained in this Agreement.

7.3 Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

U.S. Wireless Data, Inc.
c/o Trinad Capital LP
2121 Avenue of the Stars, Suite 1650
Los Angeles, CA 90067
Attention: Jay Wolf
Telephone: (310) 601-2500
Facsimile: (310) 277-2741

with a copy to:

Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: 212-935-3000
Facsimile: 212-983-3115

if to the Company, to:

StarVox Communications, Inc.
2728 Orchard Parkway
San Jose, CA 95134
Attention: Chief Financial Officer
Telephone: 408-625-2712
Facsimile: 408-943-0180

with a copy to:

Douglas H. Collom, Esq.
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

8.2 Interpretation.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects (an “Effect”), that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity and its subsidiaries, taken as a whole, or the ability of the party in question to consummate the transactions contemplated hereby, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) any Effect generally affecting national or regional economic conditions, (ii) in the case of the Company, any Effect generally affecting the industries in which the Company operates, (iii) any Effect resulting from the announcement or pendency of the transactions contemplated by this Agreement or the CTI Acquisition, (iv) in the case of the Company, any failure to meet or exceed internal financial projections, or (v) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell.

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of the officers and directors of the Company and its Subsidiaries.

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof including the Original Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement). This Agreement amends and restates the Original Agreement to read as set forth herein.

8.5 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 8.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

8.11 Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.12 Jurisdiction.  Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the City of San Francisco, in the State of California, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

U.S. WIRELESS DATA, INC.

By:

STARVOX ACQUISITION, INC.

By:

STARVOX COMMUNICATIONS, INC.

By:

INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A	Exchange Procedures
EXHIBIT B	Certificate of Designation
EXHIBIT C	Opinion of Parent Counsel
EXHIBIT D	Opinion of Company Counsel

SCHEDULES
Schedule 1.4(d)	StarVox Equity Schedule
Schedule 2	Company Schedule
Schedule 2.1	Organization and Qualification
Schedule 2.2	Subsidiaries
Schedule 2.3	Capitalization
Schedule 2.3(a)	Security Holders
Schedule 2.3(b)	Rights to Capital Stock
Schedule 2.3(c)	Rights with Respect to Equity Securities
Schedule 2.3(d)	Subsidiary Stock or Interests
Schedule 2.5	No Conflict
Schedule 2.6	Non-Compliance with Legal Requirements
Schedule 2.7	Brokers; Third Party Expenses
Schedule 3	Parent Schedule
Schedule 3.3(a)	Parent Stock Options and Warrants
Schedule 3.3(b)	Other Agreements
Schedule 3.10(b)	Parent Contracts
Schedule 4.1	Conduct of Business by Company and Parent
Schedule 5.2	Directors and Officers of Parent after Merger
Schedule 5.13	Company Consents
Schedule 5.14	Parent Consents

EXHIBIT A

EXCHANGE PROCEDURES

(a) As promptly as practicable before or after the Effective Time, the parties will send to each shareholder of the Company a letter of transmittal, in form approved by the Company and Parent, for use in exchanging all Certificates registered in the name of such shareholder for the Merger Consideration to which such shareholder may be entitled as determined in accordance with the provisions of this Agreement. Upon surrender by a shareholder of all Certificates (or lost certificate affidavits) registered in the name of such shareholder to Parent, together with a duly executed letter of transmittal, such shareholder will be entitled to receive, in exchange for all of such Certificates, the portion of the Merger Consideration to which such shareholder may be entitled (as determined in accordance with the provisions of this Agreement), and such Certificates will be canceled. It is intended that such letter of transmittal will contain provisions requiring each executing shareholder thereof to, among other things, (a) acknowledge and agree to be bound by the terms of this Agreement, including Section 1.5 (Effect on Capital Stock), (b) make certain representations and warranties with respect to such executing shareholder and the shares of Company Stock owned or held by such executing shareholder, (c) waive all appraisal or dissenters’ rights, and (d) deliver original Certificates (or an affidavit of loss and indemnity) together with blank stock powers and other instruments of transfer, in each case in a form reasonably satisfactory to Parent and as a condition precedent to Parent's obligation to issue shares of Parent Preferred Stock or Parent Common Stock to such shareholder.

(b) The Merger Consideration issued pursuant to the Merger shall be deemed to have been issued at the Effective Time. If any certificate representing shares of Parent Preferred Stock or Parent Common Stock are to be issued in a name other than that in which the certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to Parent all documents necessary to evidence and effect such transfer and shall pay to Parent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Preferred Stock or Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent that such tax has been paid or is not applicable.